                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ____________)*


                               Finisar Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   31787A-10-1
                        --------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /   Rule 13d-1(b)

     / /   Rule 13d-1(c)

     /X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (03-00)

CUSIP No.      31787A-10-1
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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          Rawls Family, L.P.
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     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)
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     3.   SEC Use
          Only
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     4.   Citizenship or Place of
          Organization                            United States
--------------------------------------------------------------------------------
Number of          5.   Sole Voting
Shares Bene-            Power                               0
ficially           -------------------------------------------------------------
Owned by Each      6.   Shared Voting
Reporting               Power                       9,691,641(1)
Person With:       -------------------------------------------------------------
                   7.   Sole Dispositive
                        Power                               0
                   -------------------------------------------------------------
                   8.   Shared Dispositive
                        Power                       9,691,641(1)
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting
          Person
                                                    9,691,641(1)

     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     11.  Percent of Class Represented by Amount in Row
          (11)                                            5.2%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)
                                                           PN
--------------------------------------------------------------------------------

(1) Jerry S. Rawls, as President of Rawls Management Corporation, the General Partner of Rawls Family L.P. may be deemed to beneficially own the shares of common stock of the issuer.

ITEM 1(a)    NAME OF ISSUER:

             Finisar Corporation

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1308 Moffet Park Drive, Sunnyvale, CA 94089

ITEM 2(a)    NAME OF PERSON FILING:

             Rawls Family, L.P.

ITEMS 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

             1308 Moffet Park Drive, Sunnyvale, CA 94089

ITEM 2(c)    CITIZENSHIP:

             United States

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $0.001


ITEM 2(e)    CUSIP NUMBER:

             31787A-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable.

ITEM 4.      OWNERSHIP:

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)    Amount beneficially owned: 9,691,641(2)

             (b)    Percent of class: 5.2%

             (c)    Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote  0

                    (ii)   Shared power to vote or to direct the vote
                           9,691,641(2)

                    (iii)  Sole power to dispose or to direct the disposition
                           of  0

                    (iv) Shared power to dispose or to direct the disposition of 9,691,641(2)

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             Not Applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable.

(2) Jerry S. Rawls, as President of the Rawls Management Corporation, the General Partner of Rawls Family L.P. may be deemed to beneficially own the shares of common stock of the issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable.

ITEM 10.     CERTIFICATION:

             Not Applicable.



                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 13, 2001

                                              RAWLS FAMILY, L.P.

                                              By:  Rawls Management Corporation
                                              Its: General Partner


                                              /s/ JERRY S. RAWLS
                                              ----------------------------------
                                              By:  Jerry S. Rawls
                                              Its: President



       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)